Exhibit 10.5
August 11, 2011

Mr. Al Ruud
Ruud Lighting, Inc.
9201 Washington Ave.
Racine, WI 53406

Dear Al:

In anticipation of Cree, Inc.'s (Cree) acquisition of all of the outstanding shares of Ruud Lighting, Inc. (the Acquisition), this letter will provide you with information about the terms and conditions of your employment after consummation of the Acquisition. The terms of our offer are as follows:

TITLE: You will be employed as Vice Chairman - Lighting, Ruud Lighting, Inc., a Cree Company (the Company). This is a regular, full-time, exempt position with the Company.

SUPERVISION: You will be reporting directly to Chuck Swoboda, Cree, Inc.'s Chairman and Chief Executive Officer (CEO).

BASE COMPENSATION: As an exempt employee you will receive an annual salary of $325,000 to be paid in accordance with the Company's standard payroll practices in effect from time to time.

INCENTIVE COMPENSATION: You will also participate in Cree's Management Incentive Compensation Program with a target award of 50% of your base salary annually. This bonus will be paid in accordance with the terms of the Management Incentive Compensation Plan (MICP), as they exist from time to time, and the amount paid will be based on meeting objectives tied to quarterly (40% of target award) and annual (60% of target award) performance goals. You will begin participating in this program during the first quarter of fiscal year 2012, with pro-rated eligibility for that quarter and for the fiscal year 2012 annual component, based on the number of days employed during each respective performance period.

START DATE AND TERM: Provided that you execute and return a copy of this letter to Cree at or prior to closing of the Acquisition and satisfy all of the requirements set forth in this letter prior to closing, your employment in accordance with these terms and conditions will commence immediately upon closing of the Acquisition. Your employment will be at will, terminable by you or the Company at any time for any reason or no reason.

EQUITY PROGRAM: You will be eligible to receive long-term incentive awards from time to time subject to terms and conditions established by the Compensation Committee of Cree's Board of Directors and the underlying long-term incentive plan document. Initially, subject to the approval of the Compensation Committee, you will be granted the following awards under the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”):

1.	restricted stock award of 5,000 shares of Cree's common stock, vesting in three equal installments on each September 1 following the date of grant (beginning September 1, 2012); and

2.
nonqualified stock option to purchase 30,000 shares of Cree's common stock, having a term of no more than seven years, vesting in equal installments over a three-year period on each anniversary of the date of grant. The option will have a purchase price equal to the fair market value of Cree's stock on the grant date, determined as the last sale price reported for the regular trading session on the Nasdaq Stock Market on that date.

The date of grant for both awards will be September 1, 2011, provided you are an employee of Cree or of a related Employer as defined in the Plan on the date of grant. Vesting of both awards is conditioned on your continued employment with Cree or a related Employer. Both awards will be subject to award agreements to be entered into by you and Cree. Copies of these agreements will be provided to you under separate cover.

In addition, you will be eligible to receive annual awards of stock options and restricted stock commencing September 2012. The awards will be made at the full target amounts assigned to your position, and approved by the Compensation Committee, subject to management recommendation based on individual performance in the previous fiscal year.

GROUP HEALTH (MEDICAL, DENTAL): After Closing, Cree plans to retain Ruud Lighting, Inc.'s group medical plan with Anthem/Blue Cross Blue Shield through at least August 2012 and will also retain Ruud's Medical Flexible Spending

Account and Pre-Tax Premium Plan for the same period as the group medical plan.

GROUP LIFE, ADD, STD & LTD: Cree will provide Group Life, ADD, STD and LTD benefits either by retaining the current Ruud Lighting plan or by providing comparable benefits under Cree's plans.

PTO (PAID TIME OFF): Initially you will continue in the Ruud Lighting, Inc. program. You will transition to Cree's program at a later date with eligibility to accrue PTO annually.

EXECUTIVE PHYSICALS: You will be eligible for a company-paid executive physical on a bi-annual (under age 50) or annual (over age 50) basis.

COMPANY AIRPLANE(S): For so long as you are appropriately rated and qualified to do so under applicable law and the Company's insurance, your responsibilities may include piloting any aircraft operated by the Company.

EMPLOYEE AGREEMENT: You will be required to sign an Employee Agreement Regarding Confidential Information, Intellectual Property and Non-Competition. A copy of this Agreement is enclosed for your review. This agreement stipulates certain requirements during and commencing after termination of employment with the Company.

CODE OF CONDUCT: At all times, you are expected to observe the highest standards of ethical, personal, and professional conduct. You will be required to sign a Certificate of Acknowledgment regarding Cree's Code of Conduct. The Code of Conduct describes Cree's commitment to lawful and ethical conduct in all of its affairs, along with each employee's obligation to observe the code. Review the attached Code of Conduct document prior to your commencement date and return the signed acknowledgement form to me at or before that time.

CONDITIONS PRECEDENT: Please be aware that this offer of employment is subject to your demonstrating to the Company's satisfaction that you are not bound by the terms of any agreement with any entity in any capacity (such as, as an employee, independent contractor, or stockholder) that might prohibit or materially limit your employment by the Company in the aforementioned position. If you have not already provided a copy of any non-competition agreements that you may have signed in recent years to the hiring manager, please promptly forward a copy to me.

If these employment terms are satisfactory to you, please indicate your acceptance by signing below and returning one copy of the signed offer letter to me within five business days after receipt of this letter.

Al, we are looking forward to working with you and are confident that your skills and qualifications will make a significant contribution to Cree's future growth.

If you have any questions, please contact me at 919-407-7509.

Sincerely,

/s/ Brenda F. Castonguay

Brenda F. Castonguay
VP - Administration

Enc.

Agree to on (date)     8/16/11             By: /s/ Alan J. Ruud
Al Ruud